Exhibit 4.6

WARRANT AGREEMENT

This Warrant Agreement (the "Warrant Agreement") is made as of April 29, 2009 by and between China North East Petroleum Holdings Limited, a Nevada corporation (the "Company"), and Equity Services, LLC (the "Warrant Holder").

WHEREAS, the parties have entered into a Consulting Agreement pursuant to which the Warrant Holder has performed certain investor relations consulting services (the "Consulting Agreement");

WHEREAS, pursuant to the Consulting Agreement, the Company has agreed to grant Warrant Holder a warrant to purchase 50,000 shares of the Company's Common Stock subject to the terms and conditions hereunder;

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth below, the Company and Warrant Holder agree as follows:

1.  Grant of Warrant. The Company hereby grants to Warrant Holder a warrant (the "Warrant") to purchase 50,000 shares of the Company's Common Stock, $0.001 par value (the "Shares") at an exercise price of $2.65 per Share (the "Exercise Price").

2.  Vesting Schedule: This Warrant shall be deemed fully vested and immediately exercisable.

3.  Exercise of Warrant. This Warrant shall be exercisable during the term hereof by delivery of an exercise notice in the form attached as Exhibit A (the "Exercise Notice") which shall state the election to exercise the Warrant, the number of Shares with respect to which the Warrant is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Warrant shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price. No Shares shall be issued pursuant to the exercise of a warrant unless such issuance and such exercise complies with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Warrant Holder on the date on which the Warrant is exercised with respect to such Shares.

4.  Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Warrant Holder:

(a)           cash or check; or
(b)           such other consideration as may be approved by the Company's Board.

5.  Term of Warrant. This Warrant may be exercised until April 29, 2013.

6.  Tax Obligations. Warrant Holder agrees to make appropriate arrangements with the Company for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Warrant exercise. Warrant Holder acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

7.   Entire Agreement: Governing Law. This Warrant Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Warrant Holder with respect to the subject matter hereof, and may not be modified adversely to the Warrant Holder's interest except by means of a writing signed by the Company and Warrant Holder. This agreement is governed by the internal substantive laws but not the choice of law rules of New York.

8.  Adjustments: Dissolution or Liquidation: Merger or Change in Control.

(a)           Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization. stock split, reverse stock split, reorganization. merger, consolidation, split-up, spin-off, combination, repurchase. or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the number, class, and price of the Shares covered by this Warrant shall automatically be adjusted in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available to Warrant Holder.

(b)           Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify Warrant Holder as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, this Warrant will terminate immediately prior to the consummation of such proposed action.

(c)           Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, this Warrant shall be assumed or an equivalent warrant substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the Warrant or Stuck Purchase Right, then the Warrant Holder shall fully have the right to exercise the Warrant or Stock Purchase Right as to all of the optioned Stock prior to the consummation of such transaction. For the purposes of this paragraph, the Warrant shall be considered assumed if, following the merger or Change in Control, the warrant or right confers the right to purchase or receive, for each Share of optioned Stock subject to the Warrant immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Warrant, for each Share of optioned Stock subject to the Warrant, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control.

Warrant Holder has reviewed this Warrant in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Warrant and fully understands all provisions of the Warrant.  Warrant Holder further agrees to notify the Company upon any change in the residence address indicated below.

WARRANT HOLDER:	CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Signature [ILLEGIBLE SIGNATURE]	By: /s/ Wang Hong Jun
Name: Wang Hong Jun

Print Name	Title: Chairman and President

Residence Address

EXHIBIT A
EXERCISE NOTICE
China North East Petroleum Holdings Limited
Address: ________________
Attention: _______________
1.           Exercise of Warrant.   Effective as of today, _______________ , _______ , the undersigned ("Warrant Holder") hereby elects to exercise Warrant Holder's warrant to purchase _________ shares of the  Common Stock (the "Shares") of China North East Petroleum Holdings Limited (the "Company') under and pursuant to the Stock Warrant Agreement dated as of April __, 2009 (the "Warrant Agreement").

2.           Payment of Exercise Price. Warrant Holder herewith delivers to the Company the full purchase price of the Shares, as set forth in the Warrant Agreement, and any and all withholding taxes due in connection with the exercise of the Warrant.

3.            Representations of Warrant Holder. Warrant Holder acknowledges that Warrant Holder has received, read and understood the Warrant Agreement and agrees to abide by and be bound by its terms and conditions.

4.            Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned Stock, notwithstanding the exercise of the Warrant. The Shares shall he issued to the Warrant Holder as soon as practicable after the Warrant is exercised in accordance with the Warrant Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.           Tax Consultation. Warrant Holder understands that Warrant Holder may suffer adverse tax consequences as a result of Warrant Holder's purchase or disposition of the Shares. Warrant Holder represents that Warrant Holder has consulted with any tax consultants Warrant Holder deems advisable in connection with the purchase or disposition of the Shares and that Warrant Holder is not relying on the Company for any tax advice.

6.            Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall more to the benefit of the successors and assigns of the Company. This Exercise Notice shall be binding upon Warrant Holder and his heirs, executors, Boards, successors and assigns.

7.            Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Warrant Holder or by the Company forthwith to the Board which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on all parties.

8.           Governing Law: Severability. This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of New York. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Warrant Agreement will continue in full force and effect.

9.            Entire Agreement. The Warrant Agreement is incorporated herein by reference.
This
Exercise Notice, the Warrant Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Warrant Holder with respect to the subject matter hereof, and may not be modified adversely to the Warrant Holder's interest except by means of a writing signed by the Company and Warrant Holder.

Submitted by:	Accepted by:

WARANT HOLDER	China Northeast Petroleum Holdings Limited

Signature	By:
Print Name:	Print Name:
Title:	Title:
Address:

Date Received: